Results of 2026 Federal Home Loan Bank of Pittsburgh Director Election

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2026 Board of Directors Election. There was one Member Directorship up for election in Delaware, one Member Directorship up for election in Pennsylvania, and one Member Directorship up for election in West Virginia. There was also one Independent Directorship up for election this year.

DELAWARE MEMBER DIRECTOR ELECTION

Delaware members voted to fill one Delaware Member Directorship for a four-year term beginning on Jan 1, 2027. The following individual was elected as a Delaware Member Director:

Thomas Hendry, Senior VP & Treasurer, New York Life Insurance & Annuity Co.

Thomas Hendry shall serve a four-year term that ends on Dec. 31, 2030. Of the 22 Delaware members eligible to vote in this election, 16 cast a ballot.

The total number of votes eligible to be cast for any one Delaware Member Director nominee in this election was 688,414. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Edward Caywood	126,372
Thomas A. Hendry	321,997
Blanche Jackson	104,687

PENNSYLVANIA MEMBER DIRECTOR ELECTION

Pennsylvania members voted to fill one Pennsylvania Member Directorship for a four-year term beginning on Jan 1, 2027. The following individual was elected as a Pennsylvania Member Director:

Jeane Vidoni, President & CEO, Penn Community Bank

Jeane Vidoni shall serve a four-year term that ends on Dec. 31, 2030. Of the 209 Pennsylvania members eligible to vote in this election, 121 cast a ballot.

The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 5,170,033. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Traci Donahue	30,369
James O. Donnelly	1,248,481

Kimberly Duhamel-Murray	287,983
Jay Sidhu	338,799
Jeane Vidoni	1,871,030

WEST VIRGINIA

There was one West Virginia Member Directorship open for a four-year term beginning on Jan 1, 2027. The number of nominees equaled the number of open seats, each being one. Per applicable regulations, the following individual was declared elected as a West Virginia Member Director:

Nathaniel Bonnell, President and CEO, Citizens Bank of West Virginia.

Nathaniel Bonnell shall serve a four-year term that ends on Dec. 31, 2030.

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill one Independent Directorship. The following individual was elected to serve as a Public Interest Independent Director:

Barbara Adams

Director, FS KKR Capital Corp.

Ms. Adams will serve a four-year term beginning on Jan. 1, 2027 and ending on Dec. 31, 2030. Of the 282 members district-wide eligible to vote in this election, 153 cast a ballot in the Independent Director election.

The total number of votes eligible to be cast for each Independent Director nominee in this election was 6,218,230. The following were the votes cast:

Nominee	Votes Cast
Barbara Adams	4,022,261

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote do so by casting all of their shares of FHLBank stock that they were required to hold as of December 31, 2025 for each open Directorship to be filled up to the applicable state average. Delaware and Pennsylvania members were eligible to vote their shares one time for one open Member Directorship. Delaware, Pennsylvania, and West Virginia members were eligible to vote their shares once for the Independent Director candidate.

Nov.12, 2026 |